FUND OF FUNDS INVESTMENT AGREEMENT
This Fund of Funds Investment Agreement (this “Agreement”), dated as of January 19, 2022 (the “Effective Date”), is made between Alpha Architect ETF Trust, on behalf of its series listed on Schedule A, severally and not jointly (each, the “Acquiring Fund”), and SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust (each, a “Trust”), each on behalf of their series listed on Schedule B, severally and not jointly (each, the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, the Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.
1.Terms of Investment
(a)In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:
(i)Redemptions. The Acquiring Fund acknowledges and agrees that it is not an Authorized Participant, as defined in Rule 6c-11 under the 1940 Act, and has no ability to directly redeem shares from the Acquired Fund.
(ii)Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.
(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the

Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.
(b)The agreements contained in paragraphs 1(a)(ii) and 1(b) apply only with respect to an investment by the Acquiring Fund in the Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act.
2.Covenants of the Acquired Fund
(a)In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and
(iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
(b)The Acquired Fund agrees that any information regarding planned purchases or sales of shares of the Acquired Fund provided pursuant to Section 1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants, legal counsel, investment advisers and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.
(c)The Acquired Fund agrees that the Acquiring Fund is entitled to rely on the representations contained in this Agreement and that the Acquiring Fund has no independent duty to monitor the Acquired Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder.
3.Covenants of the Acquiring Fund.
(a)In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
(b)The Acquiring Fund agrees that the Acquired Fund is entitled to rely on the representations contained in this Agreement and that the Acquired Fund has no independent duty to monitor the Acquiring Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder.
(c)The Acquiring Fund shall provide the Acquired Fund with information regarding the amount of the Acquiring Fund’s investments in the Acquired Fund upon the Acquired Fund’s reasonable request.

(d)Notwithstanding anything herein to the contrary, to the extent the Acquiring Fund, the investment adviser to the Acquiring Fund or, if applicable, the subadviser to the Acquiring Fund has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, the Acquiring Fund will: (a) not make an investment in the Acquired Fund that causes the Acquiring Fund to hold 5% or more of the Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

4.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
Empowered Funds, LLC c/o Patrick Cleary
19 East Eagle Road Havertown, PA 19083
Email:compliance@alphaarchitect.com

With a copy to:
Empowered Funds, LLC Attn: Legal Dept.
19 East Eagle Road Havertown, PA 19083
Email:compliance@alphaarchitect.com

State Street Global Advisors One Iron Street
Boston, MA 02210
Attn: Global Funds Management Email: NewFoFRule@SSGA.com

With a copy to:
State Street Global Advisors One Iron Street
Boston, MA 02210 Attn: Legal Department
Email: NewFoFRule@SSGA.com

5.Term and Termination; Assignment; Amendment
(a)This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated.

(b)This Agreement shall continue until terminated in writing: (i) by either party upon sixty
(60) days’ notice to the other party; or (ii) in the event of a material breach of this Agreement, upon written notice to the breaching party, which may be given in the sole discretion of the non- breaching party. Upon termination of this Agreement, the Acquiring Fund may not purchaseadditional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
(c)This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other. Any purported assignment of rights in violation of this Section is void.
(d)Other than as provided in Section 7(b), this Agreement may be amended only by a writing that is signed by each affected party.
(e)In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any of the other Acquiring Funds.
(f)In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any of the other Acquired Funds.
(g)The Acquiring Fund and the Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.
6.Indemnification
(a)Each Fund (an “Indemnifying Fund”), severally and not jointly, agrees to hold harmless, indemnify and defend each other Fund (an “Indemnitee Fund”), including any principals, directors or trustees, officers, employees and agents (“Agents”) of the Indemnitee Fund, against and from any and all losses, costs, expenses and liabilities incurred by or claims or actions (“Claims”) asserted against the Indemnitee Fund, including any of its Agents, to the extent such Claims result from a violation of any provision of this Agreement by the Indemnifying Fund or its Agents or result from any willful misfeasance, bad faith, reckless disregard or gross negligence of the Indemnifying Fund or its Agents in the performance of any of its duties or obligations hereunder. Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. Notwithstanding the foregoing, the Indemnifying Fund shall not be responsible for any Claim against the Indemnitee Fund or its Agents to the extent such Claim results from a violation of any provision of this Agreement by the Indemnitee Fund or its Agents or results from any willful misfeasance, bad faith, reckless disregard or gross negligence of the Indemnitee Fund or its Agents in the performance of any of its duties or obligations hereunder. This Section shall survive any termination of this Agreement.
(b)Any liability pursuant to the forgoing provision shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other Acquiring Fund or Acquired Fund.
7.Additional Funds; Removal of Funds

(a) In the event that any party wishes to include one or more series in addition to those originally set forth on Schedule A or Schedule B (each such series a “New Fund”), such party shall so notify the other party in writing, and, upon written agreement, each New Fund shall hereunder become an Acquiring Fund or an Acquired Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.
(a)If a party wishes to no longer include one or more of its series under this Agreement, such party shall so notify the other party in writing by providing the other party an amended Schedule A or Schedule B, as appropriate, that does not include the relevant Fund(s). Upon a party’s receipt of such amended Schedule A or Schedule B, as appropriate, the amended Schedule shall be made a part of this Agreement and supersede the prior corresponding Schedule. Except as modified by such an amended Schedule, all other terms and conditions of this Agreement shall remain in full force.
8.Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.
9.Governing Law

(a)This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.
(b)In the case of the Acquired Fund, a copy of the Declaration of Trust of the applicable Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquired Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquired Fund.
(c)Notice is hereby given that no trustee, officer, employee, agent or shareholder of the Acquiring Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquiring Fund.
10.Consequential Damages

Under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.
11.Entire Agreement

(a)This Agreement contains the entire understanding and agreement of the parties. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between the Acquiring Fund and the Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to permit investments beyond the statutory limits of Section 12(d)(1)(A) and (B) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective
Date.
SPDR SERIES TRUST
SPDR INDEX SHARES FUNDS SSGA ACTIVE TRUST
(each on behalf of their series listed on Schedule B, severally and not jointly)
By:    /s/ Ann M. Carpenter

Name:    Ann M. Carpenter

Title:    Vice President/ Deputy Treasurer

[Remainder of page intentionally left blank; Acquiring Fund signature page follows]

Alpha Architect ETF Trust
(each on behalf of its series listed on Schedule A, severally and not jointly)

By:    /s/ Patrick Cleary

Name:    Patrick Cleary

Title:    Chief Compliance Officer, Alpha Architect ETF Trust

SCHEDULE A
List of Acquiring Fund(s) to Which the Agreement Applies

Acquiring Funds
Merlyn.AI SectorSurfer Momentum ETF (DUDE) Merlyn.AI Bull-Rider Bear-Fighter ETF (WIZ) Merlyn.AI Tactical Growth and Income ETF (SNUG) Merlyn.AI Best-of-Breed Core Momentum ETF (BOB)